Exhibit 23

355 South Grand Avenue

Suite 2000

Los Angeles, CA 90071-1568

Independent Auditors’Consent

The Board of Directors

PerfectData Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51774) on Form S-8 of PerfectData Corporation of our report dated May 9, 2003, with respect to the balance sheet of PerfectData Corporation as of March 31, 2003, and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended March 31, 2003 and 2002, which report appears in the March 31, 2003 annual report on Form 10-KSB of PerfectData Corporation.

Los Angeles, California

June 25, 2003

E-2